Exhibit 99.3

 Independent Bank Corporation (IBCP)  Earnings CallFourth Quarter 2021January 27, 2022

 Cautionary note regarding forward-looking statements  This presentation contains forward-looking statements about Independent Bank Corporation. Statements that are not historical or current facts, including statements about beliefs and expectations, are forward-looking statements and are based on the information available to, and assumptions and estimates made by, management as of the date hereof. These forward-looking statements cover, among other things, anticipated future revenue and expenses and the future plans and prospects of Independent Bank Corporation. Forward-looking statements involve inherent risks and uncertainties, and important factors could cause actual results to differ materially from those anticipated. The COVID-19 pandemic is adversely affecting Independent Bank Corporation, its customers, counterparties, employees, and third-party service providers, and the ultimate extent of the impacts on its business, financial position, results of operations, liquidity, and prospects is uncertain. Continued deterioration in general business and economic conditions or turbulence in domestic or global financial markets could adversely affect Independent Bank Corporation’s revenues and the values of its assets and liabilities, reduce the availability of funding from certain financial institutions, lead to a tightening of credit, and increase stock price volatility. In addition, changes to statutes, regulations, or regulatory policies or practices could affect Independent Bank Corporation in substantial and unpredictable ways. Independent Bank Corporation’s results could also be adversely affected by changes in interest rates; further increases in unemployment rates; deterioration in the credit quality of its loan portfolios or in the value of the collateral securing those loans; deterioration in the value of its investment securities; legal and regulatory developments; litigation; increased competition from both banks and non-banks; changes in the level of tariffs and other trade policies of the United States and its global trading partners; changes in customer behavior and preferences; breaches in data security; failures to safeguard personal information; effects of mergers and acquisitions and related integration; effects of critical accounting policies and judgments; and management’s ability to effectively manage credit risk, market risk, operational risk, compliance risk, strategic risk, interest rate risk, liquidity risk and reputation risk. Certain risks and important factors that could affect Independent Bank Corporation's future results are identified in its Annual Report on Form 10-K for the year ended December 31, 2020 and other reports filed with the SEC, including among other things under the heading “Risk Factors” in such Annual Report on Form 10-K. Any forward-looking statement speaks only as of the date on which it is made, and Independent Bank Corporation undertakes no obligation to update any forward-looking statement, whether to reflect events or circumstances after the date on which the statement is made, to reflect new information or the occurrence of unanticipated events, or otherwise.  2

 Agenda  Formal Remarks.William B. (Brad) Kessel, President and Chief Executive OfficerGavin A. Mohr, Executive Vice President and Chief Financial OfficerJoel Rahn, Executive Vice President – Commercial Banking Question and Answer session.Closing Remarks.Note: This presentation is available at www.IndependentBank.com in the Investor Relations area under the “Presentations” tab.  3

4

Historical Quarterly Financial Data

($M except per share data)	Quarter Ended,				
	12/31/20	3/31/21	6/30/21	9/30/21	12/31/21
Balance Sheet:					
Total Assets	$4,204	$4,426	$4,461	$4,622	$4,705
Portfolio Loans	$2,734	$2,784	$2,815	$2,884	$2,905
Deposits	$3,637	$3,859	$3,862	$4,012	$4,117
Tangible Common Equity	$357	$355	$364	$368	$367
Profitability:					
Pre-Tax, Pre-Provision Income	$20.6	$26.7	$13.6	$19.0	$16.1
Pre-Tax, Pre-Prov / Avg. Assets	1.98%	2.54%	1.23%	1.67%	1.37%
Net Income[(1)]	$17.0	$22.0	$12.4	$16.0	$12.5
Return on Average Assets[(1)]	1.61%	2.10%	1.12%	1.40%	1.07%
Return on Average Equity[(1)]	17.8%	23.5%	12.8%	15.9%	12.6%
Net Interest Margin (FTE)	3.12%	3.05%	3.02%	3.18%	3.13%
Efficiency Ratio	60.6%	53.5%	69.2%	63.5%	66.7%
Asset Quality					
NPAs / Assets	0.21%	0.17%	0.12%	0.13%	0.11%
NPAs / Loans + OREO	0.32%	0.27%	0.19%	0.20%	0.18%
ACL / Total Portfolio Loans	1.30%	1.68%	1.63%	1.62%	1.63%
NCOs / Avg. Loans	(0.02%)	(0.01%)	(0.09%)	(0.01%)	0.01%
Capital Ratios:					
TCE Ratio	8.6%	8.1%	8.2%	8.0%	7.9%
Leverage Ratio	9.2%	9.3%	9.0%	9.0%	8.8%
Tier 1 Capital Ratio	13.3%	13.2%	12.9%	12.4%	12.1%
Total Capital Ratio	16.0%	15.8%	15.5%	14.9%	14.5%

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4Q 2021 Financial Highlights

5

Income Statement

- Pre-tax, pre-provision income of $16.1 million compared to $20.6 million in the year ago quarter.
- Net income of $12.5 million, or $0.58 per diluted share compared to $17.0 million, or $0.77 per diluted share in the year ago quarter.
- Net interest income of $34.3 million, compared to $31.0 million, in the year ago quarter.
- Mortgage loan originations of $424.6 million, also, $291.2 million in mortgage loans sold with $5.6 million in net gains on mortgage loans compared to $15.9 million in net gains in the year ago quarter.
- Mortgage servicing rights change (the "MSR Change") due to price of $0.6 million ($0.02 per diluted share, after taxes) compared to a negative $0.9 million ($0.03 per diluted share, after taxes) in the year ago quarter.
- Provision for credit losses expense of $0.6 million compared to a credit of $0.4 million in the year ago quarter.

Balance Sheet/Capital

- Securities available for sale increased by $64.5 million.
- Total portfolio loans increased by $21.6 million.
- Total deposits grew by $105.0 million.
- Paid a 21 cent per share cash dividend on common stock on November 15, 2021.

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 Historical Annual Financial Data  6  (1) Excluding the impact of $5.96 million re-measurement of net deferred assets in 2017, net income is $26.44 million, ROA is 1.00% and ROE is 10.10%

 Year-to-date 2021 Financial Highlights  Income StatementIncreases in net income and diluted earnings per share of 12.0% and 13.8%, respectively, for the full year of 2021 compared to 2020.Annualized return on average assets and on average equity of 1.41% and 16.13%, respectively, for the full year of 2021.Mortgage loan originations of $1.86 billion and mortgage loans sold of $1.25 billion with $35.9 million in net gains on mortgage loans for the full year of 2021 compared to $62.6 million in net gains in the year ago period. Mortgage servicing rights change (the “MSR Change”) due to price of a positive $3.4 million ($0.12 per diluted share, after taxes) for the full year of 2021 compared to a negative $10.8 million ($0.39 per diluted share, after taxes) in the year ago period. Provision for credit losses credit of $1.9 million for the full year of 2021 compared to an expense of $12.5 million in the year ago period. Balance Sheet/CapitalNet growth in portfolio loans of $171.4 million, or 6.3%.Net growth in deposits of $479.7 million, or 13.2%.Repurchased 814,910 common shares at a weighted average price of $21.19 per share during full year 2021.  7

 Our Michigan Markets  8  Source: S&P Global Market Intelligence and Company documents. Map does not include loan production offices. Deposit market share data based on FDIC Summary of Deposits Annual Survey as of June 30, 2021.Note: Loan and deposit balances exclude the loans and deposits (such as brokered deposits) that are not clearly allocable to a certain market region. Loans specifically exclude: $187 million of Ohio mortgage loans, $42 million of resort loans, $26 million of SBA PPP loans and $10 million of purchased mortgage loans.      94          96          75          69      Michigan’s premier community bank. #1 deposit market share amongst banks headquartered in Michigan and #9 deposit market share overall. Top 10 market share in 20 of 24 counties of operation – with opportunity to gain market share in attractive Michigan markets.Low cost and stable deposit base in East/”Thumb” and Central regions utilized to fund loan growth in the West and Southeast regions (higher growth & more metropolitan).New full service bank branch opened in Brighton, Michigan in 4Q’20.Opened Loan Production Offices in Ottawa County and Macomb County in 3Q’21. 9 Loan Production Offices (LPOs), including 7 throughout Michigan and 2 in Ohio (residential mortgage lending only).    Branches (62)    East / “Thumb”Branches: 20Deposits: $1,029MLoans: $668M  SoutheastBranches: 8Deposits: $572MLoans: $850M  CentralBranches: 10Deposits: $504MLoans: $180M  WestBranches: 20Deposits: $1,170MLoans: $620M  NorthwestBranches: 4Deposits: $304MLoans: $300M

 Select Economic Statistics  9  Unemployment Trends (%)  Total Employees (Thousands)  Regional Average Home Sales Price (Thousands)  Annualized Home Sales (Thousands)  Select Economic Statistics   Unemployment rates returning to normal levels  Stable prices in key markets  Strong job growth continues  Rebounding Michigan home sales

     Low Cost Deposit Franchise Focused on Core Deposit Growth  10  Substantially core funding – $3.82 billion of non-maturity deposit accounts (92.4% of total deposits).Total deposits increased $479.7 million (13.2%) since 12/31/20 with non-interest bearing up $168.2 million, savings and interest- bearing checking up $371.0 million, reciprocal up $30.4 million, time up $21.0 million and brokered down $110.9 million.Deposits by Customer Type:Retail – 52.4%Commercial – 34.3%Municipal – 13.4%  Deposit Composition – 12/31/21  Deposit Highlights  Michigan Deposit Market Share  $4.1B  Core Deposits: 92.4%  Cost of Deposits (%)/Total Deposits ($B)  Note: Core deposits defined as total deposits less maturity deposits.

  11  11  All functionality within online banking can be done in the new IB ONE Wallet app.Customers can reset their own passwords in the app. Instantly transfer funds to other IB customers. IB Card Controls allows you to turn your debit card on or off, restrict transactions by category or dollar amount, and easily set up purchase alerts.       ONE Wallet+, available in Online Banking and through the IB ONE Wallet app, is a tool that allows you to consolidate multiple accounts, including other bank accounts, credit cards, and investment accounts into one place. You can create budgets, manage trends, and even set financial goals.  Digital Transformation

 Diversified Loan PortfolioFocused on High Quality Growth  12  Lending Highlights  Note: Portfolio loans exclude loans HFS.  Portfolio loan changes in 4Q’21:Commercial – decreased $19.2 million (excluding PPP increased $44.6 million). PPP loan balances decreased $63.8 million and totaled $26.4 million at December 31, 2021.Mortgage – increased $38.7 million.Installment – increased $1.6 million.Mortgage loan portfolio weighted average FICO and LTV of 752 and 77%, respectively and average balance of $224,524.Installment weighted average FICO of 758 and average balance of $23,974.Commercial loan rate mix:49% fixed / 51% variable.Indices – 72% tied to Prime, 26% tied to LIBOR and 2% tied to a US Treasury rate.Mortgage loan (including HECL) rate mix: 64% fixed / 36% adjustable or variable. Indices – 23% tied to Prime, 48% tied to LIBOR , 18% tied to a US Treasury rate and 11% tied to SOFR  Loan Composition – 12/31/21  $2.9B  Yield on Loans (%)/Total Portfolio Loans ($B)

COVID-19 Programs – Loan Forbearances

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Loan Forbearances

	12/31/2021			9/30/2021			12/31/2020			6/30/2020			% Change from 6/30/20	
Loan Type	#	$ (000's)	% of portfolio	#	$ (000's)	% of portfolio	#	$ (000's)	% of portfolio	#	$ (000's)	% of portfolio	#	$
Commercial	0	$0	0.0%	-	$ -	0.0%	2	$163	0.0%	386	$210,486	15.4%	-100.0%	-100.0%
Mortgage	22	2,278	0.2%	39	5,901	0.5%	134	19,830	2.0%	388	81,212	7.8%	-94.3%	-97.2%
Installment	1	55	0.0%	7	109	0.0%	48	1,412	0.3%	280	7,459	1.6%	-99.6%	-99.3%
Total	23	2,333	0.1%	46	$6,011	0.2%	184	$21,405	0.8%	1054	$299,157	10.4%	-97.8%	-99.2%
Loans serviced for others	46	$5,163	0.2%	64	$7,986	0.3%	288	$42,897	1.4%	773	$114,839	4.2%	-94.0%	-95.5%

Highlights

- The table above reflects the status of loan forbearances. The percent of the loan portfolio is based on loan dollars.
- **Loan Forbearances:**
  - Forbearance period is generally three months for mortgage and installment loans and three or six months for commercial loans.
  - Retail (mortgage and installment) loan forbearances are primarily principal & interest deferrals.
  - Commercial loan forbearances are primarily principal deferrals only.
  - Forbearance requests peaked in early June 2020 and have since significantly abated.

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COVID-19 Programs – Paycheck Protection Program (“PPP”)

14

PPP Loan Portfolio

	PPP – Round 1					
	12/31/2021		9/30/2021		6/31/2021	
Description	#	($ in 000's)	#	($ in 000's)	#	($ in 000's)
Loans outstanding at quarter-end	6	$ 197	20	$ 1,262	298	$ 42,315
Average loans outstanding for the quarter	n/a	774	n/a	14,599	n/a	78,747
Cumulative forgiveness applications submitted at quarter-end	2,124	261,088	2,085	260,015	1,882	231,715
Cumulative forgiveness applications approved at quarter-end	2,122	261,047	2,082	259,613	1,870	229,429
Net fees accreted into interest income during the quarter	n/a	(6)	n/a	381	n/a	981
Net unaccreted fees remaining at quarter-end	n/a	0	n/a	0	n/a	381
Average loan yield for the quarter	n/a	-2.21%	n/a	11.51%	n/a	5.98%

	PPP – Round 2					
	12/31/2021		9/30/2021		6/30/2021	
Description	#	($ in 000's)	#	($ in 000's)	#	($ in 000's)
Loans outstanding at quarter-end	180	$ 26,167	806	$ 88,888	1,409	$ 129,573
Average loans outstanding for the quarter	n/a	58,895	n/a	100,551	n/a	133,239
Cumulative forgiveness applications submitted at quarter-end	1401	115,568	831	51,370	166	8,843
Cumulative forgiveness applications approved at quarter-end	1372	109,405	810	50,535	164	8,828
Net fees accreted into interest income during the quarter	n/a	2,372	n/a	2,249	n/a	832
Net unaccreted fees remaining at quarter-end	n/a	806	n/a	3,178	n/a	5,429
Average loan yield for the quarter	n/a	17.11%	n/a	9.17%	n/a	3.50%

Note: PPP Round 1 loan activity began in the second quarter of 2020. PPP Round 2 loan activity began in the first quarter of 2021.

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 Loans by Industry as a % of Total Commercial Loans ($ in millions)  Investor RE by Collateral Type as a % of Total Commercial Loans ($ in millions)   15  Commercial Loan Portfolio Concentrations  15   Note: $757 million, or 62.9% of the commercial loan portfolio is C&I or owner occupied, while $446 million, or 37.1% is investment real estate. The percentage concentrations are based on the entire commercial portfolio of $1.204 billion as of December 31, 2021

 Investment Securities Portfolio  16  Highlights  High quality, liquid, diverse portfolio with relatively short duration.Fair value of $1.41 billion, an increase of $64.2 million in 4Q’21.Net unrealized gain of $3.6 million, representing 0.25% of amortized cost.Portfolio ratings: 53% AAA rated (or backed by the U.S. Government); 29% AA rated; 9% A rated; 7% BAA rated and 2% unrated.4.12 year estimated average duration with a weighted average yield of 1.88% (with TE gross up).Approximately 19.1% of the portfolio is variable rate.    $1.4B  Investment Portfolio by Type (12/31/21)  Investment Securities Activity – 4Q’21  e.    Agency, Agency MBS, CMO & CMBS   Municipal/Govern-ment   Asset-backed  Private Label Mortgage    Corp.    Total     (Dollars in 000’s)            Purchases (at cost)  $26,774  $22,617  $69,093  $23,679  $5,494  $147,658  Repayments   28,058  8,499  27,456  2,354  4,381  70,748  Sales  --  --  900  --  2299  3199                Purchases in 4Q’21              Yield (TE)  1.65%  1.67%  1.19%  1.45%  2.89%  1.45%  Duration   5.31%  5.52%  1.31%  2.60%  5.07%  3.03%

 Strong Capital Position  17   TCE / TA (%)   Leverage Ratio (%)   CET1 Ratio (%)   Total RBC Ratio (%)   IBCP Target 8.50% - 9.50 %  Capital retention to support (i) organic growth and (ii) acquisitions; and Return of capital through (i) strong and consistent dividend and (ii) share repurchases  Long-Term Capital Priorities:  Strong Capital Position

 HighlightsInterest rate sensitivity profile of the loan and securities portfolios, in combination with a low cost core deposit base, positions us as slightly asset sensitive.Net interest income increased $0.5 million, or 1.4%, in 4Q’21 vs. 3Q’21 due primarily to a $136.7 million increase in average interest earning assets. Net interest margin was 3.13% during the fourth quarter of 2021, compared to 3.12% in the year-ago quarter and 3.18% in the third quarter of 2021.  Yields, NIM and Cost of Funds (%)  Net Interest Income ($ in Millions)   Net Interest Margin/Income  18

 Linked Quarter Analysis  19  4Q’21 NIM Changes  Linked Quarter Average Balances and FTE Rates

 Strong Non-interest Income  20  Diverse sources of non-interest income, representing 30.3% of operating revenue in 4Q’21.4Q’21 interchange income of $3.3 million compared to $2.8 million in the prior year quarter. This increase was primarily due to an increase in transaction volume and a new switch contract that was executed in the fourth quarter of 2020. Mortgage banking: $5.6 million in net gains on mortgage loans in 4Q’21 vs. $15.9 million in the year ago quarter. A combination of lower mortgage loan sales volume, reduced profit margins and fair value adjustments led to this decrease.$424.6 million in mortgage loan originations in 4Q’21 vs. $502.5 million in 4Q’20 and $453.8 million in 3Q’21.4Q’21 mortgage loan servicing includes a $0.6 million ($0.02 per diluted share, after tax) increase in fair value adjustment due to price compared to a decrease of $0.9 million ($0.03 per diluted share, after tax) in the year ago quarter.       Source: Company documents.  $76.6M  2021 YTD Non-interest Income (thousands)  Non-interest Income Trends ($M)  Highlights

 Focus on Improved Efficiency   21  Source: Company documents.  Non-interest Expense ($M)  Highlights   Efficiency Ratio (4 quarter rolling average)   Compensation and employee benefits expense of $19.9 million compared to $20.0 in the prior year quarter. Compensation (salaries and wages) increased $0.6 million due to raises that were generally effective at the start of the year, increased overtime and staffing due primarily to the data processing conversion and some new positions (particularly new commercial lenders and related support staff). $1.0 million decrease in incentive compensation accrual due to the magnitude of the change from the prior respective linked quarter was much larger in 2020 resulting in a larger true up in 4Q’20. Payroll taxes and employee benefits rose $0.3 million due to higher health care costs (2020 was unusually low due to CVOID related lock-downs). Data processing costs increased $0.5 million due primarily to new software and technology product/service additions as well as increase due to higher asset base.Costs related to the reserve for unfunded lending commitments increased $0.9 million due primarily to an increase in unfunded lending commitments. Opportunities exist to gain additional efficiencies as we continue to optimize our delivery channels.

 Credit Quality Summary  Note 1: Non-performing loans and non-performing assets exclude troubled debt restructurings that are performing.Note 2: 12/31/16 30 to 89 days delinquent data excludes $1.63 million of payment plan receivables that were held for sale.  Non-performing Assets ($ in Millions)  ORE/ORA ($ in Millions)  Non-performing Loans ($ in Millions)  30 to 89 Days Delinquent ($ in Millions)  22

 Classified Assets and New Default Trends  Note: Dollars all in millions.  Total Classified Assets  Commercial Loan New Defaults  Total Loan New Defaults  Retail Loan New Defaults  23

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Troubled Debt Restructurings (TDRs)

96% of TDRs are Current

TDRs ($ in Millions)


$140
$120
$100
$80
$60
$40
$20
$0
100%
95%
90%
85%
80%
75%
70%
65%
60%
$124
$110
$88
$78
$65
$56
$51
$47
$37
89%
91%
89%
88%
91%
93%
92%
87%
96%
2013
2014
2015
2016
2017
2018
2019
2020
2021
Performing
Nonperforming
% Current

TDR Highlights

- Working with client base to maximize sustainable performance.
- The specific reserves allocated to TDRs totaled $720m 12/31/21.
- A majority of our TDRs are performing under their modified terms but remain in TDR status for the life of the loan.
- 96.4% of TDRs are current as of 12/31/21.
- **Commercial TDR Statistics:**
  - 15 loans with $4.5 million book balance.
  - 100% performing.
  - WAR of 5.16% (accruing loans).
  - Well seasoned portfolio; all of the accruing loans are not only performing but have been for over a year since modification.
- **Retail TDR Statistics:**
  - 383 loans with $32.6 million book balance.
  - 96.9% performing.
  - WAR of 4.01% (accruing loans).
  - Well seasoned portfolio; 99% of accruing loans are not only performing but have been for over a year since modification.

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 Note: Dollars all in millions.   Provision for Credit Losses   Loan Net Charge-Offs/Recoveries   Allowance for Credit Losses  Credit Cost Summary  25

 2021 Outlook Update  Category  Outlook  Lending  Continued growthLoan payoffs related to the Paycheck Protection Program will make loan growth challenging in 2021. The goal of low (1%) single digit overall portfolio loan growth (5% - 7% excluding PPP impact), is based on increases in commercial loans (excluding PPP impact), mortgage loans and consumer loans. This growth forecast also assumes an improving Michigan economy.Q4 Update: Total portfolio loans increased $21.1 million (2.9% annualized) in 4Q’21. Growth in retail (mortgage and installment) loans offset a decline in commercial loans that was due to a $63.8 million decrease in PPP loan balances in 4Q’21. Excluding PPP loans, total portfolio loans grew $314.8 million or 11.5% for the full year of 2021, which was higher than our forecasted range.  Net Interest Income  Growth driven primarily by higher average earning assetsIBCP goal of approximately 0.5% increase in net interest income (NII) over 2020. Expect the net interest margin (NIM) to trend lower (0.10% - 0.15%) in 2021 compared to full-year 2020. Primary driver is a reduction in earing asset yield. The forecast assumes no changes in the target federal funds rate in 2021 and long-term interest rates up very slightly over year end 2020 levels. Q4 Update: 4Q’21 net interest income was $3.3 million (10.6%) higher than the prior year quarter. The net interest margin was 3.13% for the quarter down 0.05% from the linked quarter and up 0.01% from the prior year quarter. The full year 2021 net interest margin was 3.10% down 0.24% from prior year 2020. The primary driver of the decrease in the net interest margin is a higher allocation to lower yielding assets (mix), lower yields on new loan volumes, and lower yields on securities available for sale.   Provision for Credit Losses  Steady asset quality metricsVery difficult area to forecast. Future provision levels under CECL will be particularly sensitive to loan growth and mix, projected economic conditions, watch credit levels and loan default volumes. The allowance as a percentage of total loans was at 1.30% at 12/31/20. The initial (effective 1/1/2021) CECL adjustment is now expected to be approximately $10.5 million to $12.5 million. This CECL adjustment is still subject to certain final review procedures that will be completed in 1Q’21. A full year 2021 provision (expense) for credit losses of approximately 0.25% to 0.35% of average total portfolio loans would not be unreasonable.Q4 Update: The impact from our CECL adoption was an increase to our beginning of the year allowance for credit losses of $11.7 million which was within the disclosed range of $10.5 million to 12.5 million. The provision for credit losses was an expense of of $0.6 million in 4Q’21 and was a credit of 1.9 million for the full year 2021. Full year provision for credit losses was below our forecasted range of 0.25% to 0.35% of average total portfolio loans.   Non-interest Income  IBCP forecasted 2021 quarterly range of $13 million to $16 million with the total for the year down 30% to 35% from 2020 actual of $80.7 millionExpect mortgage loan origination volumes in 2021 to be down by approximately 30%. Expect overall mortgage banking revenues (gain on sale and mortgage loan servicing) to decline in 2020 due to lower volume as well as margin on loans sold. Expect service charges on deposits and interchange income in 2021 to be collectively comparable to 2020 (i.e. a decline in servicing charges on deposits due to lower NSF fees to be largely offset by an increase in interchange income). Q4 Update: Non-interest income totaled $15.8 million in 4Q’21, which was within the forecasted range. 4Q’21 mortgage loan originations, sales and gains totaled $424.6 million, $291.2 million and $5.6 million, respectively. Mortgage loan servicing generated a gain of $1.3 million in 4Q’21 due primarily to a positive $0.6 million fair value adjustment due to price. The mortgage loan pipeline continues to be solid although refinance activity is slowing down.   Non-interest Expenses  IBCP forecasted 2021 quarterly range of $28.5 million to $29.5 million with the total for the year down (4%-6%) from the 2020 actual of $122.4 million.Expect total compensation and employee benefits to be lower in 2021 compared to 2020 due primarily to a reduction in incentive compensation. Most other categories of non-interest expense expected to have small (1% to 2%) increases.Q4 Update: Total non-interest expense was $34.0 million in the fourth quarter of 2021, well above our $28.5 million to $29.5 million targeted quarterly range. Increases in compensation and employee benefits, data processing and conversion related expenses were the primary categories that caused actual non-interest expenses to exceed the target range.  Income Taxes  Approximately a 20% effective income tax rate in 2021. This assumes a 21% statutory federal corporate income tax rate during 2021. Q4 Update: Actual effective income tax rate of 19.2% and 18.6% for 4Q’21 and full year 2021, respectively.  Share Repurchases  2021 share repurchase authorization at approximately 5% (1.1 million) of outstanding shares. Expect total share repurchases in 2021 at the mid-point of this authorization.Q4 Update: The Company repurchased 814,910 (74.1% of authorized shares) shares at an average price of $21.19 for full year 2021.   26

2022 Outlook

27

Category	Outlook
Lending	**Continued growth** IBCP goal of low double digit (approximately 10%) overall loan growth is based on increases in commercial loans, mortgage loans and consumer loans. Expect much of this growth to occur in the last three quarters of 2022. This growth forecast also assumes an improving Michigan economy.
Net Interest Income	**Growth driven primarily by higher average earning assets** The elimination of accelerated fee accretion ($8.9 million in 2021) related to Paycheck Protection Program will make net interest income (NII) growth challenging in 2022. IBCP goal low single digit (1%-3%) growth is primarily supported by an increase in earnings assets. Expect the net interest margin (NIM) to trend lower (0.10% - 0.15%) in 2022 compared to full-year 2021. Primary driver is a reduction in earing asset yield. The forecast assumes a 0.25% increase in June and September in the federal funds rate and long-term interest rates up slightly over year end 2021 levels.
Provision for Credit Losses	**Steady asset quality metrics** Very difficult area to forecast. Future provision levels under CECL will be particularly sensitive to loan growth and mix, projected economic conditions, watch credit levels and loan default volumes. The allowance as a percentage of total loans was at 1.63% at 12/31/21. A full year 2022 provision (expense) for credit losses of approximately 0.15% to 0.20% of average total portfolio loans would not be unreasonable.
Non-interest Income	**IBCP forecasted 2022 quarterly range of $13 million to $17 million with the total for the year down 20% to 25% from 2021 actual of $76.6 million** Expect mortgage loan origination volumes in 2022 to be down by approximately 21%, interchange income in 2022 to increase approximately 5% as compared to 2021 and services charges on deposits to be collectively comparable to 2021 (a decline in NSF fees to be largely offset by an increase in treasury management related service charges).
Non-interest Expenses	**IBCP forecasted 2022 quarterly range of $30.5 million to $32.5 million with the total for the year down (3%-5%) from the 2021 actual of $131.0 million.** The primary driver is a decrease in total compensation and employee benefits due primarily to a reduction in incentive compensation, conversion related expense and costs(recoveries) related to unfunded lending commitments.
Income Taxes	Approximately an 18.5% effective income tax rate in 2022. This assumes a 21% statutory federal corporate income tax rate during 2022.
Share Repurchases	2022 share repurchase authorization at approximately 5% (1.1 million) of outstanding shares. Expect total share repurchases in 2022 at the mid-point of this authorization.

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Strategic Initiatives

Growth

- **Serve consumers and businesses** in our Markets in an inclusive way to include straight forward marketing, improved brand awareness and enhanced outreach efforts that foster strong customer relationships and engagement.
- **Improve net interest income via balanced loan growth, disciplined risk adjusted loan pricing and active management of deposit pricing.**
- Add **new customers** and **grow revenue** by leveraging **new LPO's** and **talented sales staff** & outbound calling efforts.
- **Leverage data analytics** for innovative targeted **customer acquisitions**, retention and **cross sales strategies**, inside sales efforts and referrals with strategic business unit partners.
- **Supplement our organic growth initiatives** via **selective and opportunistic bank acquisitions** and branch acquisitions.

Process Improvement & Cost Controls

- Enhance process improvement expertise, enabling all business lines and departments to **streamline/automate operating processes and workflows.**
- **Leverage technology, capitalizing upon core conversion new capabilities, streamline and improve bank processes.**
- **Leverage virtual capabilities** to make more effective meetings, training and customer engagement.
- **Optimize branch delivery channel** including assessing existing locations, new locations, service hours, staffing, & workflow and leveraging our existing technology.
- **Expand Digital Branch** (call center) services.

Talent Management

- Sustain and enhance a constructive culture, supported by **a highly engaged workforce** that **embraces and encourages a diverse, equitable, inclusive and flexible work environment.**
- **Retain and attract top talent.**
- **Align learning and development initiatives** in support of bank priorities and employees' continued growth.
- Demonstrate that we are committed to the **well-being of our team** members who ensure our success. This entails recognizing and rewarding contributions, **developing new talent via internships, providing coaching and development,** and planning for succession and new opportunities.

Risk Management

- Produce **strong and consistent** earnings and capital levels.
- **Maintain good credit quality** aided by strong proactive asset quality monitoring and problem resolution.
- Practice **sound risk management** with effective reporting to include fair banking and scenario planning.
- **Actively manage** and monitor liquidity and interest rate risk.
- Promote **strong, independent & collaborative risk management**, utilizing three layers of defense (business unit, risk management and internal audit).
- Ensure **effective** operational controls with special emphasis on cyber security, fraud prevention, core system conversion and regulatory compliance.
- Maintain effective relationships with regulators & other outside oversight parties. Provide effective ESG (Environmental, Social and Governance) disclosures for investors and other interested parties.

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